Exhibit 10.4

FORM OF WARRANT

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED TO THE EXTENT THAT AN OPINION IS REQUIRED PURSUANT TO THE AGREEMENT UNDER WHICH THE SECURITIES WERE ISSUED.

OREXIGEN THERAPEUTICS, INC.

WARRANT TO PURCHASE COMMON STOCK

No. CW-[#]	[DATE], 2016

Void After September [●], 2026

THIS CERTIFIES THAT, for value received,                     , with its principal office at                     , or assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from Orexigen Therapeutics, Inc., a Delaware corporation, with its principal office at 3344 N. Torrey Pines Ct., Suite 200, La Jolla California, 92037 (the “Company”) up to                      shares of the Common Stock of the Company (the “Common Stock”), subject to adjustment as provided herein. This Warrant is one of a series of Warrants being issued pursuant to the terms of the Securities Purchase Agreement, dated March 15, 2016, by and among the Company and the original Holder of this Warrant and the other parties named therein (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

(a) “Cash Settlement Period” shall mean the period commencing on the Stockholder Approval Deadline and ending upon the earlier of (i) Stockholder Approval (as defined below) or (ii) September [●], 2026, unless sooner terminated as provided below.

(b) “Exercise Price” shall mean $1.50 per share, subject to adjustment pursuant to Section 5 below.

(c) “Exercise Shares” shall mean the shares of the Company’s Common Stock issued upon exercise of this Warrant, subject to adjustment pursuant to the terms herein, including but not limited to adjustment pursuant to Section 5 below.

(d) “Share Settlement Period” shall mean the period commencing upon Stockholder Approval and ending September [●], 2026, unless sooner terminated as provided below.

(e) “Stockholder Approval” means the requisite approval from the Company’s stockholders to (i) amend the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the total number of authorized but unissued shares of Common Stock to an amount sufficient to permit the conversion of all outstanding 0% Convertible Senior Secured Notes due 2020 (the “2020 Notes”) and Warrants into shares of Common Stock at the then applicable conversion rate or Exercise Price, as the case may be; (ii) approve the sale and issuance of the maximum number of shares of Common Stock upon conversion of the 2020 Notes and exercise of the Warrants, based on the then applicable conversion price or exercise price, as applicable (without taking into account the twenty percent (20%) increase in the conversion rate pursuant to Section 14.03(f) of the Indenture, dated as of March [    ], 2016, governing the 2020 Notes), as required by Nasdaq Rule 5365; and (iii) approve the sale and issuance of the shares of Common Stock upon conversion of the 2020 Notes and exercise of the Warrants to Baupost (as defined below) that may result in a change of control (as interpreted by The Nasdaq Stock Market LLC) of the Company as required by Nasdaq Rule 5365(b). For the avoidance of doubt, Stockholder Approval will not be deemed to be obtained unless and until the requisite approval from the Company’s stockholders have been obtained for each of the foregoing.

(f) “Stockholder Approval Deadline” means September [●], 2016.

(g) “Termination of Trading” means the Common Stock (or other common stock underlying the Warrants) ceases to be listed or quoted on a Permitted Exchange, or the announcement by any Permitted Exchange on which the Common Stock (or such other common stock) is trading that the Common Stock (or such other common stock) has been delisted (or admission has been revoked) and will not be immediately relisted or readmitted for trading on any Permitted Exchange.

2. EXERCISE OF WARRANT.

2.1 Method of Exercise. The rights represented by this Warrant may be exercised in whole or in part at any time during the Share Settlement Period, by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of (a) by email or facsimile, a duly executed notice of exercise (the “Notice of Exercise”) in substantially the form of the Notice of Exercise Form annexed hereto and (b) the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer to:

State Street Bank & Trust Company

Crown Colony Park

1200 Crown Colony Drive

Quincy, MA 02169-0938

Attn: Trisha Rodney

ABA Routing # 011000028

Account #17039843    Account Name: Custody Services

For final credit to account: Orexigen #DE2355

which wire instructions may be amended by the Company by at least one Business Day’s prior written notice to the Holder, or cashier’s check drawn on a United States bank unless the cashless exchange procedure specified in Section 2.2 below is specified in the applicable Notice of Exercise (the date on which such Notice of Exercise and Exercise Price (unless the cashless exchange procedure specified in Section 2.2 below is specified in the applicable Notice of Exercise) is delivered to the Company (the “Date of Exercise”). In the case of a dispute between the Company and the Holder as to the calculation of the Exercise Price or the number of Exercise Shares issuable hereunder (including, without limitation, the calculation of any adjustment pursuant to Section 3 below), the Company shall issue to the Holder the number of Exercise Shares that are not disputed within the time periods specified below and shall submit the disputed calculations to a certified public accounting firm of national reputation (other than the Company’s regularly retained accountants) within three (3) Business Days following the Company’s receipt of the Holder’s Notice of Exercise (such date, the “Warrant Share Delivery Date”). The Company shall cause such accountant to calculate the Exercise Price and/or the number of Exercise Shares issuable hereunder and to notify the Company and the Holder of the results in writing no less than three (3) Business Days following the day on which such accountant received the disputed calculations. Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant. Notwithstanding anything herein to the contrary (although the Holder may surrender the Warrant to, and receive a replacement Warrant from, the Company), the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Exercise Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Business Days of the date the final Notice of Exercise is delivered to the Company. The Company shall deliver any objection to any Notice of Exercise Form within one (1) Business Day of delivery of such notice.

Certificates for shares purchased hereunder during the Share Settlement Period shall be transmitted by the Transfer Agent (“Transfer Agent” means the transfer agent employed by the Company from time to time, for its

Common Stock) to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Exercise Shares to or resale of the Exercise Shares by the Holder or (B) this Warrant is being exercised via cashless exchange and Rule 144 is available, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is three (3) Business Days after the Date of Exercise. The Exercise Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the Date of Exercise. Notwithstanding anything herein to the contrary, from and after the commencement of the Share Settlement Period, the Company shall not be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of the Exercise Shares, except as provided below and in Section 2.5. The Company understands that a delay in the delivery of the Exercise Shares after the Warrant Share Delivery Date could result in economic loss to the Holder. In addition to any other rights available to the Holder, as compensation to the Holder for such loss, if (i) the Company fails to deliver the number of Exercise Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant within the time periods specified above and (ii) the Holder has not exercised its Buy-In rights as provided below with respect to such shares, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder for late issuance of Warrant Shares upon exercise of this Warrant the proportionate amount of $100 per Business Day after the Warrant Share Delivery Date for each $10,000 of Exercise Price of Exercise Shares for which this Warrant is exercised which are not timely delivered. For purposes of clarification, if the Company is obligated to make payments of liquidated damages pursuant to this Section for late issuance of Exercise Shares, then it shall not also be obligated to make Buy-In payments as described below with respect to those same Exercise Shares. The Company shall make any payments incurred under this Section in immediately available funds upon demand.

In addition to any other rights available to the Holder, if the Company fails for any reason to effect delivery of the Exercise Shares to Holder by the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder or its brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, exceeds (y) the amount obtained by multiplying (1) the number of Exercise Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

In the event that the Company fails for any reason to effect delivery of the Exercise Shares to Holder by the Warrant Share Delivery Date, then Holder may, at any time prior to issuance of such Exercise Shares, revoke all or part of the relevant Warrant exercise by delivery of a notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the exercise of the relevant portion of this Warrant, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Company.

Issuance of this Warrant and certificates for Exercise Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Exercise Shares or Warrants in a name other than that of the Holder. The Company shall pay all Transfer Agent fees required for processing of any Notice of Exercise. The Holder shall be responsible for all of its tax liability that may arise as a result of it holding or transferring this Warrant or receiving Exercise Shares upon exercise hereof.

2.2 Cashless Exchange. Notwithstanding any provisions herein to the contrary, if, at any time during the Share Settlement Period, the Current Market Price (as defined below) of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may exchange this Warrant for shares in a cashless exchange by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

	X =	Y (B-A) B

Where:	X =	the number of shares of Common Stock to be issued to the Holder.

	Y =	the number of shares of Common Stock purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

	A =	the Exercise Price.

	B =	the Current Market Price of one share of Common Stock plus the fair market value of any Distributed Property with respect to a share of Common Stock.

The Company and Holder agree to treat an exchange pursuant to this Section 2.2 as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

“Current Market Price” means on any particular date:

(a) if the Common Stock is traded on The Nasdaq Global Market or The Nasdaq Capital Market, the closing price of the Common Stock of the Company on such market on the day prior to the applicable date of valuation;

(b) if the Common Stock is traded on any registered national stock exchange but is not traded on The Nasdaq Global Market or The Nasdaq Capital Market, the closing price of the Common Stock of the Company on such exchange on the day prior to the applicable date of valuation;

(c) if the Common Stock is traded over-the-counter, but not on The Nasdaq Global Market, The Nasdaq Capital Market or a registered national stock exchange, the closing bid price of the Common Stock of the Company on the day prior to the applicable date of valuation; and

(d) if there is no active public market for the Common Stock, the value thereof, as determined in good faith by the Board of Directors of the Company upon due consideration of the proposed determination thereof by the Holder, as communicated to the Holder by the Company, provided that, the Holder may, if it disagrees with such value, in addition to any other rights it may have, withdraw such request for a cashless exchange.

2.3 Partial Exercise. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. In the case of a partial exercise of this Warrant, the Holder may request that the Company deliver to the Holder a certificate representing such new warrant, with terms identical in all respects to this Warrant (except that such new warrant shall be exercisable into the number of shares of Common Stock with respect to which this Warrant shall remain unexercised); provided, however, that the Holder shall be entitled to exercise all or any portion of such new warrant at any time following the time at which this Warrant is exercised, regardless of whether the Company has actually issued such new warrant or delivered to the Holder a certificate thereof. In no event shall this Warrant be exercised for a fractional Exercise Share, and the Company shall not distribute a Warrant exercisable for a fractional Exercise Share. Fractional Warrant shares shall be treated as provided in Section 6 hereof. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the exercise of a portion of this Warrant, the number of Exercise Shares issuable upon exercise of this Warrant hereunder at any given time may be less than the amount stated on the face hereof.

2.4 No Settlement for Cash. The Warrant cannot be settled with the Company for cash, other than during the Cash Settlement Period pursuant to Section 2.5 or pursuant to Article 4 hereof.

2.5 Exercise Limitation. The Holder shall not be entitled to take any delivery of shares of Common Stock upon exercise of this Warrant, if held by Baupost Group Securities, L.L.C. (together with its affiliates, “Baupost”), to the extent (but only to the extent) that, after such receipt of any shares of Common Stock upon exercise, the Holder’s Section 13 Percentage would exceed 37.5%. The Holder shall not be entitled to take any delivery of shares of Common Stock upon exercise of this Warrant, if held by UBS O’Connor (as defined below), to the extent (but only to the extent) that, after such receipt of any shares of Common Stock upon exercise, the Holder’s Section 13 Percentage would exceed 9.99%. “UBS O’Connor” means each fund, investor, entity or account that is managed, sponsored or advised by UBS O’Connor LLC. The Holder shall not be entitled to take any delivery of shares of Common Stock upon exercise of this Warrant, if held by other than Baupost or UBS O’Connor, to the extent (but only to the extent) that, after such receipt of any shares of Common Stock upon exercise, the Holder’s Section 13 Percentage would exceed 19.99%. In addition, a Holder at its option may elect a limit to the Section 13 Percentage for such Holder (but not as to any other Holder) that is less than or equal to the percentages set forth in the first three sentences of this Section 2.5 then applicable to such Holder upon written notice delivered to the Company at least 61 days prior to the date of effectiveness of such beneficial ownership limit, specifying the Section 13 Percentage limit that shall apply to such Holder (such beneficial ownership limit, an “Individual Holder Beneficial Ownership Limit”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, the Section 13 Percentage of such Holder would exceed 9.99%, 19.99% or 37.5%, as applicable, or any then-applicable Individual Holder Beneficial Ownership Limit. If any delivery owed to the Holder (including, for this purpose, any holder of a beneficial interest therein) hereunder is not made, in whole or in part, as a result of this provision, the Company’s obligation to make such delivery shall not be extinguished and the Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, the Holder gives notice to the Company that, after such delivery, its Section 13 Percentage would not exceed 19.99%, or 9.99% if the Holder is UBS O’Connor, or 37.5% if the Holder is Baupost, and any Individual Holder Beneficial Ownership Limit applicable to such Holder. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, Baupost, UBS O’Connor or the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, filed with the SEC on the date thereof, (y) a more recent public announcement by the Company; or (z) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of Baupost, UBS O’Connor or other Holder, the Company shall within three Business Days confirm in writing or by electronic mail to Baupost, UBS O’Connor or other Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by Baupost, UBS O’Connor or other Holder since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. Notwithstanding any of the limitations set forth in this paragraph, this Warrant shall be fully exercisable in connection with a Fundamental Change (as defined below). If a transaction or event that constitutes a Fundamental Change occurs prior to the close of business on the Stockholder Approval Deadline, or if the Company is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of its assets, pursuant to which the Common Stock would be converted into cash, securities or other assets, the Holder may exchange all or a portion of this Warrant for the Fundamental Change Amount (as defined below) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise at any time from or after the effective date of the transaction until 35 Trading Days (as defined below) after the effective date of such transaction. Upon any such exchange of any portion of this Warrant, the Company shall pay to the Holders, in respect of such portion, on the third Business Day after such surrender, cash equal to the product of (i) the number of shares of Common Stock purchaseable upon exchange of all of the Warrant or, if only a portion of the Warrant is being exchanged, the portion of the Warrant being exchanged multiplied by (ii) the sum of (x) the cash per share received by the holders of Common Stock in such Fundamental Change minus (y) the Exercise Price (the “Fundamental Change Amount”). For purposes herein:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that for purposes of the definition of “Baupost Related Purchasers”, “control” when used with respect to any specified Person, means the ownership of 50% or more of the Capital Stock of such Person. Notwithstanding anything to the contrary herein, the determination of whether one Person is an “Affiliate” of another Person for purposes of this Warrant shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder.

“Affiliated Entities” means, with respect to any Holder, means (i) any Affiliate of such Holder, and (ii) any fund that is administered or managed by such Holder, any Affiliate of such Holder or any entity or an Affiliate of an entity that administers or manages such Holder.

“Baupost Related Purchaser” means (a) each affiliated investment entity and/or other Affiliate of Baupost or The Baupost Group, L.L.C. and (b) each fund, investor, entity or account that is managed, sponsored or advised by Baupost, The Baupost Group, L.L.C., or any of their respective Affiliates that, in each case of clauses (a) and (b), becomes a “beneficial owner” of Notes or to which any Notes (or beneficial interests therein) or commitments to purchase Notes (or beneficial interests therein) are transferred or assigned.

A “Change in Control” shall be deemed to have occurred if any of the following occurs after the date of issuance of this Warrant:

(a) any “person” or “group” (other than any Permitted Holders (as defined below)) within the meaning of Section 13(d) of the 1934 Act, other than the Company, its Subsidiaries and the Company’s and its Subsidiaries’ employee benefit plans, files a Schedule TO or any schedule, form or report under the 1934 Act disclosing that such person or group is or becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the 1934 Act, of shares of the Company’s voting stock representing 50% or more of the total voting power of all outstanding classes of the Company’s voting stock entitled to vote generally in elections of directors; provided however, that, for purposes of this clause, any such “person” or “group” does not include a Holder;

(b) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision, combination or change in par value and any recapitalization, reclassification or change of the Common Stock pursuant to a transaction described in Clause (B) below) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger involving the Company pursuant to which the Common Stock will be converted into, or exchanged for, cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Wholly Owned Subsidiaries; provided that a transaction described in clause (A) or (B) above pursuant to which the Persons that “beneficially owned,” directly or indirectly, the shares of the Company’s voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee Person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction shall be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction shall not constitute a “Change in Control”; or

(c) the Board of Directors of the Company or the holders of the Capital Stock of the Company approve any plan or proposal for the liquidation or dissolution of the Company (whether or not in compliance with the contractual obligations of the Company);

provided, however, that a Change in Control shall not be deemed to have occurred if at least 90% of the consideration received or to be received by the holders of the Common Stock in a transaction or transactions described under clauses (a) or (b) above, excluding cash payments for any fractional share and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors), or will be so traded immediately following such transaction, and, as a result therefrom, such consideration becomes the Reference Property for the Notes. In addition, for purposes of this definition, a transaction or event described under both clause (a) and clause (b) above (whether or not the exceptions in clause (b) apply) shall be evaluated solely under clause (b) of this definition of Change in Control. If any transaction in which the Common Stock is replaced by, converted into or exchanged for Reference Property consisting of common equity of another entity, following the effective date of the related transaction that would have been a Fundamental Change but for the proviso immediately following clause (c) of this definition, references to the Company in this definition shall instead be references to such other entity.

“Fundamental Change” means the occurrence of a Change in Control, a Termination of Trading or a Fundamental Change (as defined under the Indenture, dated as of December 6, 2013, by and between the Company and Wilmington Trust, National Association).

“Permitted Exchange” means any of The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors).

“Permitted Holders” means, so long as Baupost or any Baupost Related Purchaser owns any Notes, Baupost, any Baupost Related Purchaser and any of their Affiliated Entities.

“Relevant Market” means, as of any day, The Nasdaq Global Select Market or, if the Common Stock is not listed on The Nasdaq Global Select Market on such day, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed for trading.

“Section 13 Percentage” means, as of any day, the fraction, expressed as a percentage, (a) the numerator of which is the number of shares of Common Stock that the Holder and each person subject to aggregation of shares with the Holder under Section 13 of the 1934 Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13(d) of the 1934 Act and rules promulgated thereunder) and (b) the denominator of which is the number of shares of Common Stock outstanding.

“Trading Day” means a day on which (i) the Relevant Market (as defined below) is open for trading with a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the Relevant Market and (ii) a Closing Sale Price for the Common Stock is available on the Relevant Market; provided that if the Common Stock is not listed on a Relevant Market, “Trading Day” means a Business Day.

3. COVENANTS OF THE COMPANY.

3.1 Covenants as to Exercise Shares. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly and validly authorized, issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Share Settlement Period, have authorized reserved and available, free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Share Settlement Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock (or other securities as provided herein) to such number of shares as shall be sufficient for such purposes.

3.2 No Impairment. Except and to the extent as waived or consented to by the Holder or otherwise in accordance with Section 11 hereof, the Company will not, by amendment of its Certificate of Incorporation (as such may be amended from time to time), or through any means, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

3.3 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Company shall mail to the Holder, at least 10 days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

3.4 Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) (the “Distributed Property”) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled, upon exercise of this Warrant for the purchase of any or all of the Exercise Shares, to receive the amount of Distributed Property which would have been payable to the Holder had such Holder been the holder of such Exercise Shares on the record date for the determination of the stockholders entitled to receive such Distributed Property. The Company will at all times set aside in escrow and keep available for distribution to such Holder upon exercise of this Warrant a portion of the Distributed Property to satisfy the distribution to which such Holder is entitled pursuant to the preceding sentence.

4. SETTLEMENT DURING THE CASH SETTLEMENT PERIOD. Notwithstanding any provisions herein to the contrary, at any time during the Cash Settlement Period (as defined below), the Holder may exchange all or any portion of this Warrant for the applicable Cash Settlement Amount by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise. Upon any such exchange of any portion of this Warrant, on the third Business Day immediately following the last Trading Day of the relevant

Observation Period (as defined below), the Company shall pay to the Holder, in respect of such portion, a “Cash Settlement Amount” in cash equal to the product of (i) the number of shares of Common Stock purchasable upon exchange of all of the Warrant or, if only a portion of the Warrant is being exchanged, the portion of the Warrant being exchanged multiplied by (ii) the sum of (x) the Daily VWAP (as defined below) minus (y) the Exercise Price. The Daily VWAP and the Cash Settlement Amount shall be determined by the Company promptly following the last Trading Day of the relevant Observation Period. Promptly after such determination of the Daily VWAP and the Cash Settlement Amount, the Company shall notify the Holder of the Daily VWAP and the Cash Settlement Amount. Payment or delivery of cash to which the Holder is entitled for rights exercised during the Cash Settlement Period shall be made by the Company by wire transfer in immediately available funds to the Holder’s account within the United States or by cashier’s check drawn on a United States bank and made payable to the Holder, as specified in the applicable Notice of Exercise, in money of the United States that at the time of payment is legal tender for payment of public and private debts. For purposes herein:

“Daily VWAP” means, for each of the 5 consecutive Trading Days during the applicable Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “OREX <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Observation Period” with respect to any exercised Warrant means (i) if the relevant Date of Exercise of the Warrant occurs prior to March [●], 2026, the 5 consecutive Trading Day period beginning on, and including, the Trading Day immediately succeeding such Date of Exercise; and (ii) if the relevant Conversion Date occurs on or after March [●], 2026, the 5 consecutive Trading Days beginning on, and including, the 7th Scheduled Trading Day immediately preceding September [●], 2026.

5. ADJUSTMENT OF EXERCISE PRICE. In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, mergers, consolidations or the like, the number and class of shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. The form of this Warrant need not be changed because of any adjustment in the number, class, and kind of shares subject to this Warrant. The Company shall promptly provide a certificate from its Chief Financial Officer notifying the Holder in writing of any adjustment in the Exercise Price and/or the total number, class, and kind of shares issuable upon exercise of this Warrant, which certificate shall specify the Exercise Price and number, class and kind of shares under this Warrant after giving effect to such adjustment.

6. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.

7. CERTAIN EVENTS. In the event of, at any time during the Cash Settlement Period or Share Settlement Period, as applicable, any capital reorganization, or any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another corporation (other than a merger solely to effect a reincorporation of the Company into another state), in each case, in which the stockholders of the Company immediately prior to such capital reorganization, reclassification, consolidation or merger, will hold less than a majority of the outstanding shares of the Company or resulting corporation immediately after such capital reorganization, reclassification, consolidation or merger, or the sale or other disposition of all or substantially all of the properties and assets of the Company and its subsidiaries, taken as a whole, in its entirety to any other person, other than sales or other dispositions that do not require stockholder approval (each, an “Event”), the Company shall provide to the Holder 10 days’ advance written notice of such Event, and the Holder shall have the option, in its sole discretion, to allow any unexercised portion of the Warrant to be deemed automatically exercised pursuant to Section 2.2 or Section 4. This Warrant will be binding upon the successors and assigns of the Company upon an Event.

8. NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

9. TRANSFER OF WARRANT. Subject to applicable laws and compliance with the Purchase Agreement, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder.

10. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

11. MODIFICATIONS AND WAIVER. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and (i) Purchasers holding Warrants representing at least 80% of the number of Exercise Shares then issuable upon exercise of the Warrants sold in the Offering, provided, however, that such modification, amendment or waiver is made with respect to all Warrants issued in the Offering and does not adversely affect the Holder without adversely affecting all holders of Warrants in a similar manner, provided, further, that no such modification, amendment or waiver shall be made to Section 3.4 without the written consent of Baupost; or (ii) the Holder.

12. NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page and to the Holders at the addresses on the Company records, or at such other address as the Company or Holder may designate by 10 days’ advance written notice to the other party hereto.

13. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

14. GOVERNING LAW; JURISDICTION. This Warrant and all claims arising out of or based upon this Warrant or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

15. DESCRIPTIVE HEADINGS. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

16. SEVERABILITY. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

17. ENTIRE AGREEMENT. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of                  , 2016.

OREXIGEN THERAPEUTICS, INC.

By:

Name:

Title:

Address:	3344 N. Torrey Pines Ct., Suite 200
La Jolla, CA 92037
Attention: Chief Financial Officer

NOTICE OF EXERCISE

TO: OREXIGEN THERAPEUTICS, INC.

(1) The undersigned hereby elects to (check one box only):

☐ pursuant to Section 2.1 of the attached Warrant, purchase                  shares of the Common Stock of OREXIGEN THERAPEUTICS, INC. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full for such shares.

☐ pursuant to Section 2.2 of the attached Warrant, purchase the number of shares of Common Stock of the Company by cashless exchange pursuant to the terms of the Warrant as shall be issuable upon cashless exchange of the portion of the Warrant relating to                  shares.

☐ pursuant to Section 2.4 and 4 of the attached Warrant, exchange for the Cash Settlement Amount the portion of the Warrant relating to                  shares.

☐ pursuant to Section 2.5 of the attached Warrant, exchange for the Fundamental Change Amount the portion of the Warrant relating to                  shares.

(2) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(3) If the first box in (1) above is checked, the undersigned represents that (i) the Holder is purchasing the aforesaid shares of Common Stock for its own account and not with a present view toward the public sale or distribution thereof and has no intention of selling or distributing any of such shares or any arrangement or understanding with any other persons regarding the sale or distribution of such Securities except in accordance with the provisions of the Purchase Agreement and except as would not result in a violation of the Securities Act, (ii) the Holder will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Securities except in accordance with the provisions of the Warrant and the Purchase Agreement or pursuant to and in accordance with the Securities Act, (iii) the Holder understands that the shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws, (iv) the Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and is able to bear the economic risk of holding the shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Securities; and (v) the Holder understands that (a) the shares have not been and are not being registered under the Securities Act (other than as contemplated in Article 6 of the Purchase Agreement) or any applicable state securities laws and, consequently, the Holder may have to bear the risk of owning the shares for an indefinite period of time because the shares may not be transferred unless (1) the resale of the shares is registered pursuant to an effective registration statement under the Securities Act; (2) the Holder has delivered to the Company an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from the registration requirements of the Securities Act; or (3) the shares are sold or transferred pursuant to Rule 144; (b) any sale of the shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (c) except as set forth in Article 6 of the Purchase Agreement, neither the Company nor any other person is under any obligation to register the resale of the shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(4) If the third or fourth box in (1) above is checked, the undersigned hereby instructs and authorizes the Company to make payment or deliver of the amount payable in cash by (check one box only):

☐ wire transfer of such amount for the shares specified in the applicable Notice of Exercise pursuant to the following wire instructions:

Bank Name:
Bank Address:
ABA Routing #
Account #
Account Name:

☐ cashier’s check drawn on a United States bank and made payable to the Holder of such amount for the shares specified in the applicable Notice of Exercise for delivery by registered or certified mail or courier to:

Street:
Street:
City/State/ZIP:
Country:

(Date)	(Signature)

(Print name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, subject to compliance with the Purchase Agreement, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the attached Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Dated: , 20

Holder’s Signature:

Holder’s Address:

NOTE: The Holder’s signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

ASSIGNEE ACKNOWLEDGMENT

The undersigned Assignee acknowledges that it has reviewed the attached Warrant and by its signature below it hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the attached Warrant and of the Purchase Agreement as of the date hereof.

Assignee’s Signature:

Assignee’s Address: